Exhibit 10.3

TI | TILLMAN IVSAN, PLLC
Client Focus. National Expertise.

- Corporate & Securities
- Domestic & International Taxation
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- Patents, Trademarks & Copyrights
- IP Licensing, Litigation & Opinions
- Patent Cooperation Treaty (PCT) Practice

PRIVILEGED & CONFIDENTIAL COMMUNICATION

Chad D. Tillman
(704) 248-6292
chad@ti-law.com

Via Email

May 18, 2005

Mr. Ronald Carter
Revolutionary Concepts, LLC
2622 Ashaby Drive
Matthews, NC 28105

RE: Legal Representation by Tillman Ivsan, PLLC ("TI")

Dear Ron:

We are honored for the opportunity for TI to perform legal services for you, and we are excited about the potential for our long term relationship.

It is the good practice of TI to confirm in writing the terms of engagement on behalf of each client. The terms of engagement of TI are set forth in the two page enclosure titled "Terms of Engagement," which should be reviewed carefully as it forms a part of this engagement letter and provides terms governing the relationship between you and TI.

Please note that the Terms of Engagement includes the right by TI to submit any claims or disputes relating to attorney fees and expenses to a dispute resolution program of the NC State Bar rather than resorting to litigation. Furthermore, if the engagement changes or TI undertakes a new matter for you at your request, the terms set out in this letter and the enclosed Terms of Engagement will continue to apply equally to any such additional matter.

Escrow Funds

In undertaking representation, TI requests maintenance of escrow funds that are sufficient to cover, on an ongoing basis, a portion of the anticipated fees and expenses associated with the representation. In this regard, TI maintains an IOLTA public trust account with Bank of America in which such escrow funds are held. The interest from these funds is administered by the North Carolina State Bar and is used to fund programs for the public's benefit.

For the present undertaking, TI doe not request any funds to be held in this general trust account. However, we may request trust funds when we undertake the preparation and filing of a nonprovisional (utility) patent application. If we maintain any trust funds for you, then the trust funds will be applied to any final statement as directed by you. Additionally, you agree that TI may apply, at its discretion, any trust funds to any outstanding statement for which payment has not been made thirty days after invoice. If TI applies trust funds to such an outstanding statement, then you agree to replenish the trust funds that were so applied.

After you have considered this letter and the Terms of Engagement, please sign this letter to indicate your agreement to representation by TI and the terms thereof and remit the signed letter to us.

Finally, please note that, if for some reason TI does not receive an executed engagement letter from you, but nevertheless, TI enters into the proposed relationship with you, then you further hereby agree that this engagement letter and the enclosed Terms of Engagement apply to such relationship absent explicit notice from you to the contrary, which notice is given at the beginning of the relationship.

Thank you for choosing TI. Rest assured that we will endeavor to exceed your expectations.

Best regards.

Very truly yours,
TILLMAN IVSAN, PLLC

Chad D. Tillman

Chad D. Tillman

Encl.

REVOLUTIONARY PRODUCTS, LLC

By: Ronald Carter

Title: LLC Manger & President

Date: 5/19/05

Signature: Ronald Carter (seal)

Standard Terms of Engagement
Tillman Ivsan, PLLC ("TI")

TI FUNCTIONS.

TI will perform legal services relating to matters requested by you as modified from time to time by you. TI will assign personnel, including attorneys, patent agents, and legal assistants, as determined necessary by TI in performing the services for you. All services provided to you by TI will be governed by the terms set forth herein and in the engagement letter.

Please note that when TI is engaged to represent a corporation or other entity, the undertaking is solely with respect to such entity and not with respect individually to any particular officer, director, manager, partner, or other affiliated person. Of course, from time to time in the course of engagement, TI may be asked by the corporation or entity to review certain issues that may affect its officers, directors, managers, partners, or other affiliated persons and to give advice with respect to such matters. Although as a convenience to the corporation or entity, TI may review these issues and may be compensated by the corporation or entity for these services, this does not constitute an undertaking of representation of any of such person individually. You agree in such events to notify the affected persons that they should consider engaging separate counsel with respect to such matters. Also, please be advised that TI does not provide accounting or financial advisory services, and any obligation to advise you of the accounting treatment or financial results related to TI's representation is specifically disclaimed. It is recommended that you obtain accounting and financial advice from licensed professionals in those fields.

CLIENT FUNCTIONS.

You agree to pay us on a timely basis for the performance of our legal services and to pay all expenses incurred in connection with those services. You also agree that payment for our services and expenses is not contingent on any outcome of the representation, including the granting of any patent or the winning of any case. You also agree to provide all information that is reasonably available to you to aid in the representation.

AUTHORIZATION AND DECISION-MAKING.

In order to effectively represent you, you hereby expressly authorize TI, including its attorneys and patent agents, to take all actions deem advisable on your behalf in performing services for you. TI agrees to notify you of significant developments and to consult with you in advance regarding significant decisions relating to those developments, if possible.

FEES.

Our fees for services rendered are based primarily on hourly rates in effect for attorneys, patent agents, and legal assistants, which rates are subject to change from time to time. You acknowledge that timekeeping is approximate and is not precise.

Our fees will begin to accrue when we first provide advice or other legal services, without regard to the date of, or your execution of, an engagement letter. Standard rates include $290 for Chad D. Tillman (patent attorney), $175 for Brian D. MacDonald (patent agent), and $90 for Phyllis L. Dunham (paralegal). Rates for travel are the same.

Although time expended is the major criterion for determining the amount of our fees for services rendered, our fees may be based on a more comprehensive measure of the reasonable value of such services. Factors other than the amount of time required will have a bearing on the reasonable value of the services performed, such as the novelty and complexity of the issues involved, the skill to provide proper legal representation, familiarity with the specific areas of law involved, the preclusion of other engagements caused by the acceptance of the particular engagement, the magnitude of the matter, the results achieved, customary fees for similar services, the nature and length of our relationship with you, and time limitations imposed by the circumstances in which to render the services. Our final fees for legal services may be revised to reflect such factors.

EXPENSES.

In addition to fees for services rendered, you agree to pay all costs and expenses incurred in connection with the representation of you by TI. Such costs and expenses may reflect, for example, but not by way of limitation, foreign associate fees; foreign government patent and trademark fees; U.S. government patent and trademark fees; fees and expenses for court reporters; recording, filing and certification costs and fees; expert advice and expert witness fees and associated expenses; Lexis access and searches, Westlaw access and searches, or other computer database access and searches; patent, trademark, trade name and other searches; first class travel, airfare, hotel, meal, rental car, and other travel expenses; docketing charges; photocopies; long-distance telephone calls and faxes; courier services; and U.S. postage.

TI will not pass on to you any cost or expense incurred in connection with the representation of you by TI for general office supplies or clerical assistance.

You authorize us to retain and agree to pay the fees and expenses of any other persons or entities that we engage to perform services that TI may deem necessary for effective representation of you. You further authorize TI to direct, at our discretion, that these service providers render statements for their services directly to you or to us. Please note that, if you ask TI to stop work after foreign associates have been engaged on your behalf, then TI will communicate promptly to the foreign associates to terminate their services; however, you are responsible for any fees or expenses that may be incurred by the foreign associates until the work is, in fact, stopped by them.

STATEMENT FOR LEGAL SERVICES RENDERED.

Generally, unless otherwise agreed, we will send you a monthly statement of our fees and expenses; however, our failure to send you a monthly statement from time to time will not affect your obligation to pay our fees and expenses. Such statement will be sent either via email or U.S. mail. At your option, such statement may be generalized or detailed. The generalized statement will indicate total fees "for legal services rendered" and the total expenses incurred for the period covered. In the alternative, and at your request, the statement will show the attorney or legal assistant who worked on the matter, the services performed, the estimated time incurred on the service rendered, and the total fee amount and expenses due.

PAYMENT.

You agree to pay in full each statement for services rendered and expenses incurred no later than 30 calendar days following the date of any statement. You agree to the amount of the statement unless you object in writing within 30 days of its receipt. We reserve the right to add an interest charge of 1.5 percent (1.5%) per month for any statement that is not paid within 30 days. Such interest charge will begin to accrue after the last day of the month following the month of the statement date, and the interest charge will continue to accrue until payment is made in full. You further agree to pay for any expenses and costs, including court costs and attorney fees, which are incurred by TI in seeking satisfaction of any statement that is not paid by you within 90 days.

ESTIMATES.

From time to time you may ask us for estimates of fees and expenses for the services that TI expects to perform. We will provide such estimates, but we cannot guarantee that the actual fees and costs will not be higher than the estimated amounts because legal matters often involve unexpected issues and developments that take time and effort to resolve. We always strive to provide our services on a basis that is reasonable under the circumstances. At your request, we will discuss with you the progress of any matter and the costs incurred and anticipated to be incurred.

CLIENT FILES.

You agree that client files may be maintained in physical form or in electronic form, or combination thereof, at the discretion of TI. After our engagement has concluded and upon payment of any outstanding amounts, you may request the return of your files. We may make copies of the materials and you agree to pay the copying charges, or we may provide you with the files in electronic format. If you do not request a return of your files, we will retain your files for four (4) years, and we reserve the right after that time to dispose of your files.

TERMINATION OF REPRESENTATION.

You may terminate representation by TI at any time; however, you agree that, in the event of such termination, you will pay TI, within 30 days of the effective date of the termination, any amounts you owe through the effective date of termination, as well as pay any expenses incurred by TI in the course of effecting transition of your representation to other counsel. You agree to give us timely written notification of such termination.

At our discretion, TI may withdraw at any time from representation subject only to any limitations on such withdrawal as may be provided under the Revised Rules of Professional Conduct of the North Carolina State Bar, or under any other applicable ethical rules or court rules. You further hereby agree that TI may immediately withdraw from the representation of you if any statement is not timely paid within 30 days of the statement date. In the event of termination of the representation by TI, TI will notify you in writing of the withdrawal. In the event of such withdrawal, you agree to pay us within 30 days following such withdrawal for all legal services rendered and expenses incurred up to and including the effective date of the termination.

TRANSITION UPON TERMINATION.

Upon termination of this representation for any reason, either by you or by TI, we agree to cooperate fully with any successor counsel designated by you in order to accommodate a smooth transition of the representation. However, to the extent that any fees for legal services rendered or expenses incurred remain unpaid, you acknowledge and agree that we may assert an attorneys' lien on such files to the extent provided, if any, by applicable law. Furthermore, you acknowledge and agree that we may assert an attorneys' lien on any patent application or patent to which relates any unpaid legal services rendered by TI.

DISPUTE RESOLUTION.

You further agree that any claim, dispute, or controversy arising from representation of you by TI which relates to our right to attorneys' fees and/or related expenses, regardless of the amount, may, at TI's discretion, be submitted to the Fee Dispute Resolution Program of the North Carolina State Bar for resolution. If so submitted, both you and TI hereby agree to be bound by any result thereof.